                                                                    Exhibit 11

                              THE SCOTTS COMPANY


                  Computation of Net Income Per Common Share
                              Primary (Unaudited)
                (Dollars in thousands except per share amounts)


                                  For the Three Months Ended    For the Six Months Ended
                                     April 1      March 30       April 1      March 30
                                       1995         1996          1995          1996
                                  --------------------------    ------------------------
Net income for computing net
income per common share:

Net income ....................   $    13,793   $    10,630   $     9,196   $      3,456
Preferred stock dividend ......          --            --            --           (4,876)
                                  -----------   -----------   ------------    ----------

Net income (loss) applicable to
    common shares .............   $    13,793   $    10,630   $     9,196   $     (1,420)
                                  ===========   ===========   ============    ==========
Net income (loss) per
  common share:

Net income (loss) per
  common share ................   $       .73   $       .36   $       .49   $       (.08)   ==
                                  ===========   ===========   ============    ==========


                    Computation of Weighted Average Number
                   of Common Shares Outstanding (Unaudited)

                                  For the Three Months Ended    For the Six Months Ended
                                     April 1      March 30       April 1      March 30
                                       1995         1996          1995          1996
                                  --------------------------    ------------------------
Weighted average common shares
  outstanding during the ......    18,667,064    18,861,442    18,667,064     18,777,689
  period

Assuming conversion of ........          --      10,263,158          --             --
preferred stock

Assuming exercise of options
  using the Treasury Stock
  Method ......................        95,294       225,415       153,103           --
                                  -----------   -----------   ------------    ----------

Weighted average number of
  common shares outstanding ...    18,820,167    29,350,015    18,762,358     18,777,689
  as adjusted .................    ==========    ==========    ==========     ==========    ==========


The earnings per share computation is based on the weighted average number of common shares and common share equivalents (stock options, convertible preferred stock and warrants) outstanding each period. The Class A Convertible Preferred Stock were issued in connection with the Miracle-Gro merger transactions on May 19, 1995. These shares were not considered in the earnings per share computation for the six months ended March 30, 1996 because they were antidilutive for such period.

Fully diluted net income (loss) per common share is considered to be the same as primary net income (loss) per common share as it was not materially different from primary net income (loss) per common share.


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